Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-262179 and 333-289905 on Form S-3 and Registration Statement No. 333-263146 on Form S-8 of our reports dated August 27, 2026, relating to the financial statements of Lucky Strike Entertainment Corporation (formerly Bowlero Corp.) and the effectiveness of Lucky Strike Entertainment Corporation's (formerly Bowlero Corp.) internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended June 28, 2026.

/s/ Deloitte & Touche LLP

Richmond, Virginia
August 27, 2026